Exhibit 10.46

DATED 28th June 2007

EQUINIX, INC.

and

EQUINIX UK LIMITED

and

IXEUROPE PLC

IMPLEMENTATION AGREEMENT

CONTENTS

		Page
1.	INTERPRETATION	1

2.	ANNOUNCEMENT	5

3.	SCHEME DOCUMENTATION	6

4.	IMPLEMENTATION OF THE SCHEME	7

5.	OFFER	9

6.	IXEUROPE SHARE SCHEMES	10

7.	WARRANTY AND CONDUCT OF BUSINESS UNTIL EFFECTIVE DATE	10

8.	SUSPENSION AND TERMINATION	14

9.	COSTS	15

10.	REMEDIES AND WAIVERS	15

11.	NOTICES	15

12.	ANNOUNCEMENTS	16

13.	GENERAL	16

14.	GOVERNING LAW AND SUBMISSION TO JURISDICTION	17

SCHEDULE 1 Key Personnel		1

i

THIS AGREEMENT is made on 28th June 2007

BETWEEN:

(1)	Equinix, Inc., a Delaware corporation whose principal place of business is at 301 Velocity Way, 5th Floor, Foster City, CA 94404-4803 (“Equinix”);

(2)	Equinix UK Limited, a company incorporated in England and Wales whose registered office is at 20-22 Bedford Row, London WC1R 4JS (“Equinix UK”) and

(3)	IXEurope Plc, a company incorporated in England and Wales whose registered office is at 41-44 Great Queen Street, London WC2B 5AD (“IXEurope”),

together referred to as the “parties” and each as a “party” to this Agreement.

RECITALS:

(A)	Equinix UK, a wholly-owned subsidiary of Equinix, intends to acquire the entire issued and to be issued share capital of IXEurope on the terms and subject to the conditions set out in the Announcement.

(B)	The parties have agreed that the Acquisition will be implemented by way of a scheme of arrangement pursuant to section 425 of the Companies Act proposed to be made between IXEurope and IXEurope Shareholders under which (together with, or subject to any modification, addition or condition approved or imposed by the Court and agreed to by Equinix UK and IXEurope) (the “Scheme”) all of the Scheme Shares will be cancelled and the reserve arising from such cancellation will be applied in paying up in full a number of new IXEurope Shares equal to the number of shares so cancelled and issuing such new IXEurope Shares to Equinix UK in consideration for which Equinix UK will pay to IXEurope Shareholders a cash payment of 125 pence per IXEurope Share; and provided that Equinix UK reserves the right, as set out in the Announcement and in this Agreement, to elect to implement the Acquisition by means of an Offer.

(C)	The parties have agreed to take certain steps to effect the completion of the Acquisition and wish to enter into this Agreement to record their respective obligations relating to such matters.

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	In this Agreement (including the Recitals), unless the context otherwise requires, the following expressions shall have the following meanings:

“Acquisition” means the acquisition of the entire issued and to be issued share capital of IXEurope and for the avoidance of doubt includes an acquisition of the IXEurope Shares implemented by way of the Scheme or by way of an Offer;

“AIM Rules” means the AIM Rules for Companies published by the London Stock Exchange, as amended from time to time;

“Announcement” means the press announcement in relation to the Acquisition to be released in accordance with Clause 2.1 by the parties substantially in the form appended to this Agreement and initialled by or on behalf of the parties for the purposes of identification only;

“Business Day” means a day (other than Saturday or Sunday) on which banks in the City of London are generally open for business;

“City Code” means The City Code on Takeovers and Mergers;

“Companies Act” means the Companies Act 1985, as amended;

“Conditions” means the terms and conditions to the implementation for the Scheme as set out in the Announcement (or, if an Offer is made, those Conditions but with the replacement of conditions (a), (b) and (c) with the acceptance condition set out in the Announcement);

“Counsel” means Andrew Thornton of Erskine Chambers;

“Court” means the High Court of Justice in England and Wales;

“Court Meeting” means the meeting of IXEurope Shareholders (and any adjournment thereof) to be convened by order of the Court pursuant to section 425 of the Companies Act to consider and, if thought fit, approve the Scheme;

“Court Orders” means the Scheme Order and the Reduction Order;

“Effective Date” means the date on which (i) the Scheme becomes effective by registration of the Court Orders by the Registrar and issue by the Registrar of a certificate under section 138 of the Companies Act in relation to the reduction of share capital associated with the Scheme; or (ii) if Equinix UK elects to implement the Acquisition by way of an Offer, such Offer becoming or being declared unconditional in all respects;

“EGM” means the extraordinary general meeting of IXEurope Shareholders to be convened in connection with the Scheme to be held on the same date as the Court Meeting to consider and, if thought fit, approve the EGM Resolution, including any adjournment thereof;

“EGM Resolution” means the special resolution to approve, amongst other things, the cancellation of the entire issued share capital of IXEurope, the alteration of IXEurope’s articles of association and such other matters as may be necessary to implement the Scheme and the delisting of IXEurope Shares;

“Equinix Group” means Equinix, its subsidiaries and subsidiary undertakings from time to time and “member of the Equinix Group” shall be construed accordingly;

“Exclusivity Period” has the meaning as defined in the Inducement Fee Agreement;

“Form of Proxy” means the form of proxy for use by IXEurope Shareholders at the Court Meeting and the EGM;

“Inducement Fee Agreement” shall mean the inducement fee agreement dated 14 June 2007 between Equinix and IXEurope;

“IXEurope Directors” means the directors of IXEurope;

“IXEurope Group” means IXEurope, its subsidiaries and subsidiary undertakings from time to time and “member of the IXEurope Group” shall be construed accordingly;

“IXEurope Shareholders” means holders of IXEurope Shares;

“IXEurope Shares” means ordinary shares of one pence each in the capital of IXEurope;

“IXEurope Share Schemes” means the IXEurope Founders Share Option Scheme and the IXEurope Unapproved Share Option Scheme;

“Key Personnel” means those employees of the IXEurope Group whose names are listed in the Schedule;

“Listing Rules” means the rules and regulations made by the UK Listing Authority under Part VI of the Financial Services and Markets Act 2000, as amended from time to time;

“Meetings” means the Court Meeting and the EGM;

“Offer” means, if Equinix UK should elect to effect the Acquisition by way of a takeover offer (as defined in Part 28 of the Companies Act 2006) in exercise of its right pursuant to Clause 5.1, the offer to be made by or on behalf of Equinix UK, or by or on behalf of any other member of the Equinix Group, for all of the IXEurope Shares on the terms and subject to the conditions to be set out in the related offer document and form of acceptance including, where the context requires, any subsequent revision, variation, extension or renewal of such offer;

“Offer Document” means the offer document published in connection with any Offer;

“Panel” means the UK Panel on Takeovers and Mergers;

“Posting Date” means the date on which the Scheme Document and the Form of Proxy are posted to the IXEurope Shareholders (and others) being a date which is no later than 28 days after the date of the Announcement, or such later date as may be agreed between the parties with the approval of the Panel;

“Proposals” means the Scheme and the other matters to be considered at the Meetings;

“Reduction Hearing” means the hearing by the Court of the petition to confirm the reduction of share capital of IXEurope under section 137 of the Companies Act provided for by the Scheme, at which the Reduction Order is expected to be granted;

“Reduction Hearing Date” means the date of the Reduction Hearing;

“Reduction Order” means the order of the Court confirming the reduction of share capital of IXEurope under section 137 of the Companies Act provided for by the Scheme;

“Registrar” means the Registrar of Companies in England and Wales;

“Scheme” has the meaning set out in Recital (B);

“Scheme Document” means the circular in respect of the Scheme to be despatched to IXEurope Shareholders and others, setting out, amongst other things, the full terms and conditions to implementation of the Scheme as well as the Scheme itself and the notice of meeting for each of the Court Meeting and the EGM;

“Scheme Hearing” means the hearing by the Court of the petition to sanction the Scheme, at which the Scheme Order is expected to be granted;

“Scheme Hearing Date” means the date of the Scheme Hearing;

“Scheme Order” means the order of the Court sanctioning the Scheme pursuant to section 425 of the Companies Act;

“Scheme Record Date” the day on which the registrar of IXEurope settles the list of IXEurope Shareholders subject to the Scheme;

“Scheme Shareholders” means holders of Scheme Shares;

“Share Scheme Proposals” means the proposals by Equinix in relation to the IXEurope Share Schemes as set out in the Announcement;

“Voting Record Time” means the time and date specified in the Scheme Document by reference to which entitlement to vote on the Scheme will be determined, expected to be 6:00 pm (London time) on the day which is two days before the date of the Court Meeting or, if the Court Meeting is adjourned, 6:00 pm on the day which is two days before the date of such adjourned Court Meeting; and

“Working Hours” means 9.00 a.m. to 5.00 p.m. on a Business Day.

1.2	In this Agreement, unless otherwise specified:

(a)	references to Recitals and Clauses are to recitals and clauses of this Agreement;

(b)	a reference to any statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted;

(c)	references to a statutory provision include any subordinate legislation made from time to time under that provision which is in force at the date of this Agreement;

(d)	references to a “company” shall be construed so as to include any company, corporation or other body corporate, wherever and however incorporated or established;

(e)	references to a “person” shall be construed so as to include any individual, firm, company, government, state or agency of a state or any joint venture, association or partnership (whether or not having separate legal personality);

(f)	the singular includes the plural and vice versa and references to one gender include all genders;

(g)	the expressions “holding company”, “subsidiary” and “subsidiary undertaking” shall have the meanings respectively given in the Companies Act;

(h)	references to writing shall include any modes of reproducing words in a legible and non-transitory form;

(i)	headings to clauses are for convenience only and do not affect the interpretation of this Agreement;

(i)	the rule known as the ejusdem generis rule shall not apply and accordingly general words introduced by the word “other” shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things; and

(ii)	general words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words; and

(j)	whenever the words “include”, “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”.

2.	ANNOUNCEMENT

2.1	Immediately following execution of this Agreement, the parties shall (subject to Clause 2.2) procure the release of the Announcement through a Regulatory Information Service (as defined in the AIM Rules).

2.2	The obligation in Clause 2.1 to release the Announcement is conditional on the receipt by Equinix of the following, in each case in a form satisfactory to Equinix:

(a)	an irrevocable undertaking from each of the IXEurope Directors who holds an interest in IXEurope Shares and from the trustees of related family trusts to vote in favour of the Scheme, or to accept any Offer, in respect of his entire holding of IXEurope Shares, and (where relevant) to accept the Share Scheme Proposals in respect of all of his options under the IXEurope Share Schemes;

(b)	irrevocable undertakings from each of IX Holdings LLC and certain funds managed by Milestone Capital to vote in favour of the Scheme, or accept the Offer, in respect of its entire holding of IXEurope Shares;

(c)	each of Guy de Rohan Willner and Christophe de Buchet having agreed heads of terms with Equinix UK in relation to the amendment of their existing service contracts, share options and retention arrangements; and

(d)	each of the other Key Personnel having agreed heads of terms with Equinix UK in relation to their employment terms and retention arrangements.

2.3	The obligations of the parties under this Agreement (other than Clause 2.1) shall be conditional upon such release.

3.	SCHEME DOCUMENTATION

3.1	IXEurope shall, in conjunction with Equinix and Equinix UK, prepare the Scheme Document and the Form of Proxy and the parties shall use all reasonable endeavours to ensure that the Scheme Document is finalised in sufficient time to permit application to the Court to be made for leave to convene the Court Meeting and for the Scheme Document to be posted by the Posting Date.

3.2	IXEurope undertakes:

(a)	to consult with Equinix and Equinix UK as to the form and content of the Scheme Document and Form of Proxy;

(b)	to obtain the approval of Equinix and Equinix UK (such approval not to be unreasonably withheld or delayed) as to the content of the Scheme Document (including the terms of the Scheme but excluding information in relation to IXEurope, the IXEurope Group or the IXEurope Directors) and the Form of Proxy;

(c)	to afford Equinix and Equinix UK sufficient time to consider such documents in order to give their approval;

(d)	not to finalise or post the Scheme Document or the Form of Proxy to IXEurope Shareholders unless IXEurope has first obtained the prior written approval of Equinix and Equinix UK (such approval not to be unreasonably withheld or delayed).

3.3	Equinix and Equinix UK undertake:

(a)	to use all reasonable endeavours to approve the Scheme Document within a reasonable time to permit the Scheme Document to be posted by the Posting Date;

(b)	to provide IXEurope with all such information about itself and the Equinix Group for inclusion in the Scheme Document and provide as soon as reasonably practicable all such other assistance as IXEurope may reasonably require in connection with the preparation of the Scheme Document, including access to, and ensuring the provision of assistance by, relevant professional advisers.

3.4	Equinix and Equinix UK shall procure that its respective directors will accept responsibility for all of the information in the Scheme Document relating to themselves or the Equinix Group or which is required to be included in the Scheme Document under Rule 24 of the Code. IXEurope will procure that its directors accept responsibility for all other information in the Scheme Document including that relating to the IXEurope Group.

3.5	Should any supplemental circular or announcement be required to be published and/or submitted to the Court in connection with the Acquisition (a “Supplemental Document”), the parties shall provide such co-operation and information to each other, as the other party may reasonably request and as is reasonably necessary to finalise and publish promptly such Supplemental Document.

3.6	The terms of the Acquisition shall be as set out or referred to in the Announcement, unless otherwise agreed by the parties or otherwise contemplated in this Agreement. The only conditions to the Acquisition shall be the Conditions. Unless and until this Agreement is terminated in accordance with its terms, each of the parties shall use all reasonable endeavours to implement the Acquisition and (so far as they each may be able) to achieve satisfaction of the Conditions as promptly as reasonably practicable.

4.	IMPLEMENTATION OF THE SCHEME

4.1	Without prejudice to Clause 3, each of Equinix, Equinix UK and IXEurope shall, as promptly as reasonably practicable, take or cause to be taken all such steps as are within its power and necessary (and in so far as it is permitted by law and regulation), and to provide each other with such other assistance as may reasonably be required, to implement the Acquisition as soon as reasonably practicable, including without limitation:

(a)	IXEurope undertakes to Equinix and Equinix UK that it will use all reasonable endeavours to take, or cause to be taken, all such steps as are within its power and are necessary, or reasonably required by Equinix and Equinix UK (in each case in so far as it is permitted by law and regulation), to implement the Scheme, and in accordance with and subject to the terms and conditions of the Announcement;

(b)	IXEurope shall instruct Counsel for the purposes of the Scheme (including the Scheme Hearing and Reduction Hearing) and shall provide Equinix and Equinix UK with the opportunity to attend any conferences with Counsel to discuss the Scheme and any issues arising in connection with it;

(c)	IXEurope shall, as soon as reasonably practicable following the release of the Announcement in accordance with Clause 2.1, apply to the Court for leave to convene the Court Meeting and file such documents and take such other steps as the Court may direct or require or may otherwise be necessary in connection with such application;

(d)	subject to:

(i)	the Court making the order necessary for the purpose of convening the Court Meeting as contemplated by Clause 4.1(c);

(ii)	the necessary documents being settled with the Court and, where required, approved by Equinix and Equinix UK under Clause 3.2(d);

(iii)	compliance by Equinix and Equinix UK with its obligations under Clause 3.3 and 3.4; and

(iv)	such documents being approved by the Panel,

IXEurope shall, in accordance with the orders of the Court and as soon as reasonably practicable and in any event no later than the Posting Date, publish and post the Scheme Document and Form of Proxy to the IXEurope Shareholders on the register of members of IXEurope on a record date to be agreed with the Court (and any others entitled to receive such documents) and thereafter as soon as reasonably practicable, publish and/or post such other documents and information as the Court or the Panel may approve or require from time to time in connection with the convening of the Court Meeting and/or the EGM;

(e)	once the Scheme Document has been published and posted to IXEurope Shareholders, except as required by law or by the Panel (after any such rights as Equinix may have elected to exercise to appeal a Panel Executive ruling to the full Panel shall have been exhausted), IXEurope shall not make any amendment or addition to, or otherwise vary, the terms of the Scheme or the Acquisition without the prior written approval of Equinix and Equinix UK (not to be unreasonably withheld);

(f)	IXEurope shall, in accordance with the relevant orders of the Court, convene the Court Meeting for the purpose of considering and, if thought fit, approving the Scheme and hold the Court Meeting at the time and on the date on which it is convened and propose the Scheme in the form and manner directed by the Court;

(g)	IXEurope shall convene the EGM for the purpose of considering and, if thought fit, approving the EGM Resolutions and hold the EGM at the time and on the date on which it is convened and propose the EGM Resolutions in the terms set out in the Scheme Document without amendments;

(h)	by 3:00 pm on the Business Day preceding each of the Court Meeting and the EGM, IXEurope shall inform Equinix and Equinix UK of the number of proxy votes received in respect of the resolutions to be proposed at each such Meeting;

(i)	following and subject to the resolutions to be proposed at each of the Court Meeting and the EGM having been passed by the requisite majorities, IXEurope shall as soon as reasonably practicable, seek the Scheme Order at the Scheme Hearing and seek the Reduction Order at the Reduction Hearing, propose, issue, serve and lodge all such Court documents as may be necessary in connection therewith and take any other action reasonably necessary to make the Scheme effective (including, for the avoidance of doubt, reconvening the Court Meeting and any other shareholder meetings, if necessary) provided that IXEurope undertakes to Equinix and Equinix UK that it will not, without Equinix and Equinix UK’s prior written consent, seek the sanction of the Court to the Scheme at the Scheme Hearing if Equinix and Equinix UK shall have notified IXEurope that an event has occurred or a circumstance has arisen which is sufficiently material for the Panel to permit it to withdraw from the Acquisition and the Panel has finally determined to grant such permission. Where such a matter is pending before the Panel, Equinix and Equinix UK may issue a holding notice to IXEurope and IXEurope shall not seek the sanction of the Court unless and until the Panel finally determines not to grant permission to Equinix to withdraw the Acquisition;

(j)	as soon as reasonably practicable after the Reduction Order is granted (following the sanction of the Court to the Scheme at the Scheme Hearing) IXEurope shall cause a copy of the Court Orders to be filed with the Registrar; and

(k)	IXEurope shall, at the reasonable request of Equinix and Equinix UK, take all necessary actions to seek an adjournment (and, where applicable, re-convene) either or both of the Court Meeting and the EGM to or for such time and date as Equinix and Equinix UK may (acting reasonably) require.

4.2	Equinix and Equinix UK shall take all such steps as are necessary to implement the Acquisition on the terms (but subject to the Conditions) set out in the Announcement, and in particular shall:

(a)	give such undertakings as may be required by the Court in connection with the Scheme; and

(b)	pay such consideration as is required to be paid not later than 14 days after the Effective Date.

4.3	Equinix UK undertakes to IXEurope that, subject to the satisfaction or (at the discretion of Equinix UK) waiver of the Conditions, it shall:

(a)	through Counsel, consent to the implementation of the Scheme and undertake to do all things necessary to implement the Scheme; and

(b)	execute and procure the execution of all such documents, and do or procure the carrying out of all such actions, as may be necessary or desirable for the purposes of implementing the Scheme.

5.	OFFER

5.1	Equinix UK reserves the right, included in the Announcement, to elect to implement the Acquisition by means of an Offer under the City Code, rather than by way of the Scheme.

5.2	If Equinix UK exercises its right to effect the Acquisition by way of an Offer pursuant to Clause 5.1, responsibility for production of the Offer Document and related documents shall rest with Equinix and Equinix UK, Equinix UK shall make such Offer in accordance with all applicable law and regulation, and the obligations of the parties under Clauses 3 and 4 above shall terminate, save that IXEurope undertakes:

(a)	to provide Equinix UK with all such information relating to IXEurope, the other members of the IXEurope Group and its directors as may be reasonably required for inclusion in the Offer Document and to provide such other assistance as may be reasonably required in connection with the preparation of the Offer Document, including access to, and procuring the provision of assistance by, professional advisers to the IXEurope Group and its directors; and

(b)	to procure that its directors accept responsibility for their recommendation of the Offer and all information which has been included with the approval of IXEurope in the Offer Document relating to themselves, IXEurope and the IXEurope Group (including any employees).

6.	IXEUROPE SHARE SCHEMES

6.1	The parties agree to use their reasonable endeavours to implement the Share Schemes Proposals.

6.2	In the event that any participants in the IXEurope Share Schemes exercise their options (rather than accepting the Share Scheme Proposals), then IXEurope shall issue new IXEurope Shares to participants in the IXEurope Share Schemes either before (where possible) or on or following the Scheme Record Date. Any new IXEurope Shares as are issued prior to or on the Scheme Record Date shall be issued subject to the terms of the Scheme and the holder or holders of such IXEurope Shares shall be bound by the Scheme accordingly. Where any new IXEurope Shares are issued after the Scheme Record Date, such new IXEurope Shares shall be issued subject to the terms of the new article in IXEurope’s Articles of Association, to be set out in the notice of EGM, and the holder or holders of such new IXEurope Shares shall be bound by such terms accordingly.

7.	WARRANTY AND CONDUCT OF BUSINESS UNTIL EFFECTIVE DATE

7.1	The provisions of this Agreement shall be without prejudice to the provisions of the Inducement Fee Agreement.

7.2	During the period from the date of this Agreement until the earlier of (i) the Effective Date or (ii) the termination of this Agreement in accordance with its terms, save with the prior written consent of Equinix and Equinix UK (such consent not to be unreasonably withheld or delayed), IXEurope undertakes to Equinix and Equinix UK that it shall not, and shall procure that members of the IXEurope Group and their respective directors, officers and employees, shall not (save in relation to all matters required in connection with the refinancing of IXEurope’s current facility arrangements as previously disclosed to Equinix and save as, where the context allows, previously disclosed to Equinix or Equinix UK):

(a)	carry on its business otherwise than in the ordinary and usual course;

(b)	other than as is committed, authorised or planned in the normal course of business as provided for in the current business plan for 2007 that has been provided to Equinix prior to the date hereof, commit or authorise any capital expenditure;

(c)	save as contemplated by Clause 2.2, terminate or vary, in any material way, the terms and conditions of employment of any Key Personnel under any employment or services contract or induce or cause any such person to terminate such employment or services contract;

(d)	take any action which would amount to an action requiring the approval of shareholders in general meeting or the consent of the Panel under Rule 21 of the City Code or enter into or agree to enter into any transaction that would require the approval of IXEurope Shareholders under the AIM Rules;

(e)	recommend, declare, announce, pay or make or propose the recommendation, declaration, payment or making of any bonus, dividend or other distribution, whether payable in cash or otherwise, to IXEurope Shareholders;

(f)	save pursuant to the exercise of options under the IXEurope Share Schemes and satisfaction of awards granted prior to the date hereof under the IXEurope Share Schemes, allot or issue any IXEurope Shares;

(g)	grant any further options under the IXEurope Share Schemes;

(h)	amend the memorandum or articles of any member of the IXEurope Group (other than as contemplated by the EGM Resolution);

(i)	otherwise take any action which is prejudicial to the successful outcome of the Acquisition or which would or might reasonably be expected to have the effect of preventing any of the Conditions becoming fulfilled;

(j)	dispose of, agree to dispose of, or grant or agree to grant any option in respect of, any material part of its assets;

(k)	enter into, amend or terminate any material contract or arrangement or any contract or arrangement which provides for termination (or more onerous terms) on a change of control or change of management of IXEurope or a member of the IXEurope Group;

(l)	create, grant or issue, or agree to create, grant or issue, any mortgages, charges (other than liens arising by operation of law), debentures or other securities or redeem or agree to redeem any such securities save for security in relation to existing bank facilities disclosed to Equinix prior to the date hereof;

(m)	borrow (other than by bank overdraft or any facility disclosed to Equinix prior to the date hereof) any money or agree so to do;

(n)	change its residence for taxation purposes or take any position with a relevant taxing authority in relation to material taxation matters of any member of the IXEurope Group;

(o)	take steps to procure payment of any bank debt in advance of the date on which it is payable in accordance with the terms applicable to such bank debt;

(p)	enter into, compromise or settle any material litigation or claim;

(q)	in relation to any property occupied by a member of the IXEurope Group:

(i)	terminate or serve any notice to terminate, surrender or accept any surrender of or waive the terms of any lease;

(ii)	agree any new rent or fee payable under any lease;

(iii)	enter into or vary any lease; or

(r)	agree to recognise any trade unions or equivalent in any jurisdiction.

7.3	IXEurope agrees that it shall:

(a)	promptly notify Equinix and Equinix UK (in writing) of any fact, matter or event which has had or is likely to have a material adverse effect on either the business of the IXEurope Group or the implementation of the Proposals in accordance with their terms; and

(b)	promptly notify Equinix and Equinix UK (in writing) of any fact, matter, event or circumstance which has caused, resulted in or is likely to cause or result in any of the Conditions not being fulfilled or becoming incapable of fulfilment;

(c)	promptly inform Equinix and Equinix UK if it receives an approach in relation to any proposed offer or other transaction for the acquisition of shares of IXEurope or any other transaction from a bona fide third party offeror (notwithstanding that such third party has been party to a proposal or made an approach or been approached prior to the date of this Agreement) with whom the IXEurope Directors reasonably believe they are obliged to have discussions due to their fiduciary duties to act in the best interest of IXEurope.

7.4	IXEurope shall, and shall use all reasonable endeavours to procure that each member of the IXEurope Group shall, upon the reasonable request of Equinix and Equinix UK, at the cost and expense of Equinix and Equinix UK :

(a)	Use its reasonable endeavours to facilitate discussions with the providers of finance to the IXEurope Group under its existing credit facilities and provide such other reasonable assistance and co-operation in relation to the same as Equinix and Equinix UK may reasonably request;

(b)	Provide such information, assistance and co-operation as Equinix and Equinix UK may reasonably request in relation to the financing or refinancing of the Acquisition and/or of the existing financing of the IXEurope Group, including (i) providing the information to enable Equinix and Equinix UK to finalise the structure of the holding company of the IXEurope Group and any post-acquisition structuring of the IXEurope Group; (ii) co-operating in the preparation of any bank syndication documentation, any registration statement, de-registration statement or other documents required under US securities laws or the rules of the SEC in relation to such financing or refinancing; (iii) co-operating with prospective lenders and their advisers in conducting their due diligence in relation to the IXEurope Group, and making senior management of the IXEurope Group reasonably available and upon reasonable advance notice for presentations in connection with any syndication provided that in each case each recipient of any confidential information has entered into a confidential undertaking reasonably satisfactory to IXEurope; and (iv) requesting the accountants of the IXEurope Group to provide reasonable assistance in such financing, re-financing and structuring discussions;

(c)	Use its reasonable endeavours to facilitate discussions between Equinix and Equinix UK (on the one hand) and landlords of premises occupied by members of the IXEurope Group (on the other) and provide such other reasonable assistance and co-operation in relation to the same as Equinix and Equinix UK may reasonably request;

(d)	Use its reasonable endeavours to facilitate discussions between Equinix and Equinix UK (on the one hand) and customers of members of the IXEurope Group (on the other) and provide such other reasonable assistance and co-operation in relation to the same as Equinix and Equinix UK may reasonably request;

(e)	Do all things reasonably necessary (in so far as they are able) to ensure that persons nominated by Equinix UK are appointed as directors of members of the IXEurope Group in addition to the existing directors with effect from the Effective Date;

(f)	Provide all information, assistance and access as may be reasonably required by Equinix UK to ensure that any accountants’ and other reports required in connection with the whitewash under section 155 of the Companies Act of financial assistance (if any) in connection with the financing or re-financing of the Acquisition may, if required, be given immediately after the Effective Date (or, if Equinix and Equinix UK elects to effect the Acquisition by way of an Offer, as soon as reasonably practicable after the Offer becomes or is declared unconditional in all respects);

(g)	Use all reasonable endeavours to assist Equinix and Equinix UK in the preparation of integration plans, including providing access to employees, customer contracts and information regarding the business of the IXEurope Group as Equinix and Equinix UK may reasonably request.

7.5	IXEurope agrees that the Scheme Document shall incorporate unanimous recommendations from the Directors to vote in favour of the resolutions to be proposed at the Meetings except to the extent that the Directors have determined in good faith that such recommendation should not be given or should be withdrawn, modified or qualified in order to comply with their fiduciary duties or that such recommendation should be modified due to the requirements of Rule 3.1 of the City Code to make the substance of any independent advice known to IXEurope Shareholders and provided that IXEurope notifies Equinix UK as soon as reasonably practicable that the recommendation of the Offer will not be given or will be withdrawn, modified or qualified. For the avoidance of doubt, it shall not be a breach of this Clause if the IXEurope Directors, acting in the best interests of the Company and the IXEurope Shareholders as a whole, determine not to give, or to withdraw, such a recommendation.

7.6	IXEurope hereby warrants to Equinix and Equinix UK that it has not, from the commencement of the Exclusivity Period until today’s date, directly or indirectly solicited, initiated, facilitated, supported or (save for the one enquiry disclosed to Equinix prior to the date hereof) received any enquiry, proposal or offer from, furnished information to, or participated in any discussions or negotiations with, any party or parties other than Equinix (a “Third Party”) for the issued and to be issued share capital of IXEurope or a substantial part thereof or for the whole or any part of the undertaking, business or other assets of IXEurope or any of its subsidiaries or any offer or proposal from a Third Party involving a reorganisation or scheme of arrangement involving IXEurope or any of its subsidiaries.

8.	SUSPENSION AND TERMINATION

8.1	This Agreement shall terminate with immediate effect and upon such termination all obligations of the parties hereunder shall cease forthwith, as follows:

(a)	as agreed in writing between the parties at any time;

(b)	upon any public pronouncement by Equinix or Equinix UK that it has withdrawn or lapsed its proposed acquisition of IXEurope;

(c)	if any of Conditions (d) to (i) which has not been waived is (or becomes) incapable of satisfaction and if Equinix UK notifies IXEurope that, notwithstanding the fact that it has the right to waive such Condition, it will not do so and that the Panel has confirmed that it will permit it to invoke such Condition, or if any Condition which is incapable of waiver becomes incapable of satisfaction;

(d)	10 Business Days following the date of the Court Meeting or the EGM (or such lesser period of time as may be permitted or required by the Panel), if the Scheme is not approved by the requisite majority of IXEurope Shareholders at the Court Meeting or the EGM Resolution is not passed by the requisite majority at the EGM and Equinix UK has not exercised its right pursuant to Clause 5.1 to implement the Acquisition by means of an Offer within such period;

(e)	10 Business Days following the date of the Reduction Hearing (or such lesser period of time as may be permitted or required by the Panel) if the Court refuses to sanction the Scheme and Equinix UK has not exercised its right pursuant to Clause 5.1 to implement the Acquisition by means of an Offer within such period;

(f)	if the Directors have withdrawn their recommendation to vote in favour of the resolutions to be proposed at the Meetings having determined in good faith that such recommendation should not be given or should be withdrawn in order to comply with their fiduciary duties; or

(g)	if the Effective Date shall not have occurred by 31 October 2007.

8.2	Suspension or termination of this Agreement shall be without prejudice to the rights of any of the parties that have arisen prior to suspension or termination (as the case may be) including (without limitation) any claim in respect of a breach of this Agreement. Clauses 1, 9 to 14 and this Clause 8.2 shall survive termination.

9.	COSTS

Without prejudice to its other rights pursuant to this Agreement (or in relation to a breach by either party of the terms of this Agreement) each party shall pay its own costs and expenses incidental to the Acquisition.

10.	REMEDIES AND WAIVERS

10.1	No delay or omission by any party to this Agreement in exercising any right, power or remedy provided by law or under this Agreement or any other documents referred to in it shall affect that right, power or remedy or operate as a waiver thereof.

10.2	The single or partial exercise of any right, power or remedy provided by law or under this Agreement shall not preclude any other or further exercise of it or the exercise of any other right, power or remedy.

10.3	The rights, powers and remedies provided in this Agreement are cumulative and not exclusive of any rights, powers and remedies provided by law.

11.	NOTICES

11.1	A notice under this Agreement shall only be effective if it is in writing.

11.2	Notices under this Agreement shall be sent to a party at its address and fax number and for the attention of the individual set out below:

Party	Address	Fax No:	Attention
Equinix and/or Equinix UK	301 Velocity Way 5th Floor Foster City CA 94404-4803 USA	+1 650 513 7913	Executive Chairman with a copy to the General Counsel

IXEurope	41-44 Great Queen Street London WC2B 5AD UK	020 7269 0931	Karen Bach

provided that a party may change its notice details on giving notice to the other party of the change in accordance with this Clause.

11.3	Any notice given under this Agreement shall, in the absence of earlier receipt, be deemed to have been duly given as follows:

(a)	if delivered personally, on delivery;

(b)	if sent by air mail post, five clear Business Days after the date of posting; and

(c)	if sent by fax when despatched.

11.4	Any notice given under this Agreement outside Working Hours in the place to which it is addressed shall be deemed not to have been given until the start of the next period of Working Hours in such place (except that if any notice to terminate this Agreement is given outside Working Hours on the day immediately preceding the date of the hearing of Court to sanction the Scheme, such notice shall be deemed to have been served immediately upon delivery (if delivered personally) and when despatched (if sent by fax)) .

12.	ANNOUNCEMENTS

12.1	Save as contemplated by this Agreement, no announcement or circular concerning the Acquisition or otherwise in connection with the existence or the subject matter of this Agreement shall be made or issued by or on behalf of either party prior to the Scheme becoming effective without the prior written approval of the other parties. This shall not affect any announcement or circular required by law, the City Code, the AIM Rules, the Listing Rules (if applicable), the Panel, the UK Listing Authority, the London Stock Exchange or any other regulatory body or the rules of any recognised stock exchange or other regulatory body to which either party is subject but in such circumstances the party with an obligation to make an announcement or issue a circular shall consult with the other party insofar as is reasonably practicable before complying with such an obligation.

12.2	Clause 12.1 is without prejudice to the terms of the Confidentiality Agreement dated 17 May 2007 between IXEurope and Equinix.

13.	GENERAL

13.1	This Agreement may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart. Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute but one and the same instrument.

13.2	Except as otherwise expressly provided, time is of the essence in this Agreement, both as regards, any dates and periods mentioned and as regards any dates and periods which may be substituted for them in accordance with this Agreement or by agreement in writing between the parties.

13.3	If any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, that shall not affect or impair the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement.

13.4	No variation of this Agreement shall be effective unless in writing and signed by or on behalf of each of the parties to this Agreement.

13.5	This Agreement is personal to the parties to it. Accordingly none of Equinix, Equinix UK and IXEurope may assign, hold on trust or otherwise transfer the benefit of all or any of the other’s obligations under this Agreement, or any benefit arising under or out of this Agreement.

13.6	A person who is not a party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.

14.	GOVERNING LAW AND SUBMISSION TO JURISDICTION

14.1	This Agreement shall be governed by and construed in accordance with English law.

14.2	Each of the parties irrevocably agrees that the courts of England shall have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Agreement and the documents to be entered into pursuant to it and that accordingly any proceedings arising out of or in connection with this Agreement and such documents shall be brought in such courts and for such purposes each of the parties irrevocably submits to the jurisdiction of the English courts.

14.3	Equinix hereby irrevocably appoints Equinix UK as its agent to accept service of process in England in any legal action or proceedings arising out of this Agreement, service upon whom shall be deemed completed whether or not forwarded to or received by Equinix UK.

IN WITNESS whereof this Agreement has been duly entered into on the date first above written.

SIGNED by KEITH TAYLOR	)	/s/ Keith Taylor
on behalf of Equinix, Inc.	)

SIGNED by KEITH TAYLOR	)	/s/ Keith Taylor
on behalf of Equinix UK Limited	)

SIGNED by KAREN BACH	)	/s/ Karen Bach
on behalf of IXEurope PLC	)

SCHEDULE 1

Key Personnel

Guy Willner

Christophe De Buchet

Karen Bach

Russell Poole

Harro Beusker

Joerg Rosengart

Frits van der Graaff

Michel Brignano

Frank Hassett

Kevin Martin

Andy Castle

Michael Winterson

James Marchbank

Petrina Steele

1